Exhibit 99.1


                     Forward Air Corporation Reports Record
       Third Quarter 2005 Results; 17.9% Revenue Growth; 22.0% Operating
                     Margin; 40.7% Fully Diluted EPS Growth

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Oct. 25, 2005--Forward Air Corporation (NASDAQ:FWRD) today reported record results for the third quarter ended September 30, 2005.
    Operating revenue for the quarter ended September 30, 2005 increased 17.9% to a record $84.8 million from $71.9 million for the same quarter in 2004. Income from operations was $18.7 million, compared with $13.8 million in the prior-year quarter, an increase of 35.5%. As a percent of operating revenue, income from operations improved to 22.0% from 19.2% in 2004. Net income during the period increased 34.4% to $12.1 million from $9.0 million in the prior-year quarter. Diluted income per share from operations for the third quarter of 2005 was $0.38 compared with $0.27 in the prior-year quarter, an increase of 40.7%.
    Operating revenue for the nine months ended September 30, 2005 increased 13.3% to $231.9 million from $204.6 million for the same period in 2004. Income from operations was $48.8 million, compared with $37.9 million in the prior-year period, an increase of 28.8%. As a percent of operating revenue, income from operations improved to 21.1% for the first nine months of 2005 from 18.5% in 2004. Pre-tax income for the period increased to $52.1 million from $38.6 million in the previous period. Pre-tax income during the first nine months of 2005 includes a $1.4 million ($0.9 million after-tax or $0.03 per diluted share) gain from a lawsuit settled during the second quarter. Net income during the period increased 34.6% to $32.7 million from $24.3 million in the prior-year period. Diluted income per share from operations for the first nine months of 2005 was $1.00 compared with $0.74 in the prior-year period, an increase of 35.1%.
    Commenting on the Company's third quarter 2005 results, Bruce A. Campbell, President and CEO, said, "Forward Air is pleased to report another record quarter for our company, an uninterrupted trend that began ten quarters ago. We continue to experience strong growth in the airport-to-airport portion of our business with revenue increasing over 20% in the third quarter. Our results, coupled with our recent listing on Forbes magazine's annual listing of the "200 Best Small Companies" in America for the seventh year in a row, demonstrate the exceptional performance and customer-focus of our entire team."
    Commenting further on the third quarter and nine-month period 2005 results, Andrew C. Clarke, Senior Vice President and CFO, said, "During the third quarter, the Company completed its previously authorized 3.0 million share buyback program by repurchasing approximately 660,000 shares. Since inception, the Company spent $72.6 million on the stock buyback program."

    Review of Financial Results

    Forward Air will hold a quarterly conference call to discuss third quarter 2005 results on Wednesday, October 26, 2005, at 9:00 a.m. EDT. The Company's conference call will be available online at www.forwardair.com or by dialing 800-841-9385. A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.

    About Forward Air

    Forward Air is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 81 terminals located on or near major airports in the United States and Canada. The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.



                        FORWARD AIR CORPORATION
              Condensed Statements of Income (Unaudited)
                 (In thousands, except per share data)

                           Three months ended     Nine months ended
                          -------------------- -----------------------
                          9/30/05  9/30/04 (a)   9/30/05   9/30/04 (a)
                          -------------------- -----------------------
Operating revenue         $84,841     $71,905  $231,861      $204,618

Operating expenses:
 Purchased transportation  35,512      30,568    94,994        85,487
 Salaries, wages and
  employee benefits        17,486      15,609    49,305        45,392
 Operating leases           3,448       3,279    10,159         9,731
 Depreciation and
  amortization              2,815       1,692     6,637         5,088
 Insurance and claims         841       1,297     3,862         4,546
 Other operating expenses   6,070       5,653    18,063        16,428
                          -------------------- -----------------------
Total operating expenses   66,172      58,098   183,020       166,672
                          -------------------- -----------------------
Income from operations     18,669      13,807    48,841        37,946
Other income, net             563         291     3,271           661
                          -------------------- -----------------------
Pre-tax income             19,232      14,098    52,112        38,607
Income taxes                7,167       5,086    19,400        14,280
                          -------------------- -----------------------
Net income                $12,065     $ 9,012  $ 32,712       $24,327
                          ==================== =======================

Income per share:
 Basic                    $  0.38     $  0.28  $   1.02      $   0.75
 Diluted                  $  0.38     $  0.27  $   1.00      $   0.74

Weighted average shares
 outstanding:
 Basic                     31,353      32,346    32,031        32,285
 Diluted                   32,048      32,988    32,621        32,888


                        FORWARD AIR CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                9/30/05     12/31/04
                                              -----------  -----------
                                              (Unaudited)  Audited (b)
Assets:
 Cash and short-term investments               $  78,331    $ 111,678
 Other current assets                             55,163       47,744
 Property and equipment, net                      37,331       37,286
 Other assets                                     28,833       17,845
                                              ------------  ----------
Total assets                                   $ 199,658    $ 214,553
                                              ============  ==========

Liabilities and Shareholders' Equity:
 Current liabilities                              27,715       25,657
 Long-term obligations                             7,072        7,893
 Shareholders' equity                            164,871      181,003
                                              ------------  ----------
Total liabilities and shareholders' equity    $  199,658    $ 214,553
                                              ============  ==========

(a) Income per share has been restated to give effect to a three-for-two stock split declared in February 2005.
(b) Taken from audited financial statements, which are not presented in their entirety.


    Important Information

    This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance. Some forward-looking statements may be identified by use of such terms as "believes," "anticipates," "intends," "plans," "estimates," "projects" or "expects." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers' compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions. As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: Forward Air Corporation, Greeneville
             Andrew C. Clarke, 423-636-7000
             aclarke@forwardair.com